SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

Versartis, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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4200 Bohannon Drive, Suite 250

Menlo Park, California 94025

NOTICE OF THE 2015 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On May 21, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Versartis, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, May 21, 2015 at 2:00 p.m. local time at the Four Seasons Hotel Silicon Valley located at 2050 University Avenue, East Palo Alto, California 94303 for the following purposes:

1.	To elect the Board’s two Class 1 nominees for director to hold office until the 2018 Annual Meeting of Shareholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 15, 2015. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held on May 21, 2015 at 2:00 p.m., local time, at the Four Seasons Hotel Silicon Valley located at 2050 University Avenue, East Palo Alto, California 94303.

The proxy statement and annual report to shareholders

are available at www.versartis.com.

By Order of the Board of Directors

/s/ Kenneth L. Guernsey

      Kenneth L. Guernsey

      Secretary

Menlo Park, California

April 20, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

4200 Bohannon Drive, Suite 250

Menlo Park, California 94025

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

May 21, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of Versartis, Inc. (sometimes referred to as the “Company” or “Versartis”) is soliciting your proxy to vote at the 2015 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April 20, 2015 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Thursday, May 21, 2015 at 2:00 p.m. local time at the Four Seasons Hotel Silicon Valley located at 2050 University Avenue, East Palo Alto, California 94303. Directions to the annual meeting may be found at www.versartis.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the 2015 annual meeting?

Only shareholders of record at the close of business on April 15, 2015 will be entitled to vote at the 2015 annual meeting. On this record date, there were 29,260,236 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on April 15, 2015 your shares were registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two (2) matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the proposal to ratify the selection of PricewaterhouseCoopers LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., California Time on May 21, 2015 to be counted.

•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., California Time on May 21, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Versartis. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2015.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

You may submit another properly completed proxy card with a later date.

You may grant a subsequent proxy by telephone or through the internet.

You may send a timely written notice that you are revoking your proxy to Versartis’s Secretary at 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025.

You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are shareholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2015, to our Secretary at 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must notify the Secretary of the Company in writing at the address above no earlier than January 22, 2016 and no later than February 21, 2016. You are advised to review the Company’s Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of shareholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the nominee receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 29,260,236 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The letter to shareholders, proxy statement, Form 10-K and annual report to shareholders are available at www.versartis.com.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has eight members. There are two directors in the class whose term of office expires in 2015. The nominees listed below are currently directors of the Company. If elected at the annual meeting, each nominee would serve until the 2018 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead will be voted for the election of a substitute nominee proposed by Versartis. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING

Edmon R. Jennings, 68, has served as a member of our board of directors since February 2012. Mr. Jennings has been retired from full-time employment during the past five years, and currently focuses on his board service and certain consulting roles. Mr. Jennings previously served as the chairman of our board of directors from February 2012 to December 2013. Mr. Jennings previously served as President, Chief Executive Officer and a member of the board of directors of Angiogenix, Inc., a biopharmaceutical company developing therapeutic solutions for chronic vascular disease, from July 2003 to February 2008, and as Chief Commercialization Officer at Pain Therapeutics, Inc., a biopharmaceutical company, from February 2000 to June 2003. Mr. Jennings previously served on the boards of directors of Angiogenix, Inc., Monogram Biosciences Inc. and TRF Pharma. Mr. Jennings holds a B.A. from the University of Michigan. We believe Mr. Jennings is able to make valuable contributions to our board of directors due to his extensive experience in the biopharmaceutical industry.

R. Scott Greer, 56, has served as a member of our board of directors since December 2014. Mr. Greer founded Numenor Ventures, LLC, a venture capital firm focused on life sciences companies, and has served as its Managing Director since June 2002. Prior to that, in 1996, Mr. Greer co-founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and chairman of the board from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development. Mr. Greer currently serves as a director of Auspex, Inc., Sientra, Inc., StemCells, Inc. and Nektar Therapeutics. He previously served as chairman of the board of Sirna Therapeutics, Inogen, Inc. and Ablexis LLC and as a director of Illumina, Inc. and CV Therapeutics, Inc. He has also previously served as a director of numerous private companies. Mr. Greer received his B.A. in economics from Whitman College, earned his M.B.A. in business administration from Harvard University and was a certified public accountant. We believe Mr. Greer is able to make valuable contributions to our board of directors due to his significant financial, business and management expertise and his extensive experience as a director and senior executive of several life science companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING

Jay P. Shepard, 57, has served as a member and the chairman of our board of directors since December 2013. Mr. Shepard is currently an Executive Partner at Sofinnova Ventures, or Sofinnova, a venture capital firm focused on the healthcare industry, which he joined as an Executive in Residence in 2008. Mr. Shepard previously served as President and Chief Executive Officer and was a member of the board of directors of NextWave Pharmaceuticals, Inc., a specialty pharmaceutical company developing and commercializing unique pediatric products utilizing proprietary drug delivery technology that was acquired by Pfizer in November 2012, from January 2010 to November 2012. From December 2005 to October 2007, Mr. Shepard served as President and Chief Executive Officer and a member of the board of directors of Ilypsa Inc., a biopharmaceutical company pioneering novel non-absorbed polymeric drugs for renal and metabolic disorders that was acquired by Amgen in July 2007. Mr. Shepard has served on the boards of directors of numerous public and private companies, including Ilypsa, Relypsa, Inc. and Intermune, Inc., and currently serves on the board of directors of Bullet Biotechnology, Inc., Marinus Pharmaceuticals, Inc., and Durect Corporation. Mr. Shepard holds B.S. in Business Administration from the University of Arizona. We believe Mr. Shepard is able to make valuable contributions to our board of directors due to his extensive knowledge of the biopharmaceutical industry and his prior experience as an executive officer.

Shahzad Malik, M.D., 47, has served as a member of our board of directors since February 2011. Dr. Malik is currently a General Partner at Advent Life Sciences, a venture capital firm focused on market-leading life sciences businesses, which he joined in April 1999. Dr. Malik has served on the boards of directors of numerous public and private companies, including Algeta ASA, Conatus Pharmaceuticals Inc., Respivert Ltd., and Emergent Biosolutions Inc. Dr. Malik holds an M.A. in Physiological Sciences from Oxford University and an M.D. from

Cambridge University. We believe Dr. Malik is able to make valuable contributions to our board of directors due to his experience investing in and serving as a director for companies in the life sciences industry.

Anthony Y. Sun, M.D., 43, has served as a member of our board of directors since January 2013. Dr. Sun is currently a Partner at Aisling Capital, a private equity firm dedicated to the life sciences, which he joined in 2002. Dr. Sun was previously an Adjunct Instructor of Medicine at the Hospital of the University of Pennsylvania. Dr. Sun has served on the boards of directors of numerous public and private companies and was also Board Certified in Internal Medicine. Dr. Sun holds a B.S. in Electrical Engineering from Cornell University, an M.B.A. from The Wharton School of the University of Pennsylvania and an M.D. from Temple University School of Medicine. We believe Dr. Sun is able to make valuable contributions to our board of directors due to his experience investing in and serving as a director for companies in the life sciences industry.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING

Jeffrey L. Cleland, Ph.D., 50, is our co-founder and has served as our President and Chief Executive Officer and as a director since May 2009. Dr. Cleland also co-founded Diartis Pharmaceuticals, Inc., a biopharmaceutical company, and served as its Chief Executive Officer and a director from its inception in December 2010 until March 2013. Prior to joining us, Dr. Cleland served as Vice President of Therapeutic Development at BaroFold Inc., a company applying its Pressure Enabled Protein Manufacturing Technology (PreEMT™) to transform inclusion body refolding and improve the efficacy and safety of a wide variety of protein therapeutics for its industry partners, from 2007 to April 2009, as Senior Director of Product Development at Telik, Inc. from 2005 to 2007, as Vice President of Technical Operations at Novacea, Inc., a biopharmaceutical company focused on in-licensing, developing and commercializing novel therapies for the treatment of cancer that merged with Transcept Pharmaceuticals, Inc. in 2008, from 2003 to 2005, as president of Pharmaceutical Development, Manufacturing & Delivery Consultants, a pharmaceutical and biotechnology consulting group that he founded, and as Vice President of Research and Development for Targesome Inc., a biopharmaceutical company engaged in the development of proprietary receptor-targeted nanoparticles to diagnose and treat cancer and other diseases, from 2002 to 2003. Dr. Cleland also served in various roles at Genentech, Inc. from 1991 to 2002, including as a Project Team Leader. Dr. Cleland is currently an adjunct assistant professor at University of the Pacific, University of Kansas and University of Colorado. Dr. Cleland also has been a member of numerous professional societies, including the Controlled Release Society, American Chemical Society, American Institute of Chemical Engineers and American Association for the Advancement of Science. Dr. Cleland holds a B.S. in Chemical Engineering from the University of California, Davis and a Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology. We believe Dr. Cleland is able to make valuable contributions to our board of directors due to his extensive knowledge of our company, the rhGH industry and our competitors, and as a co-founder, significant stockholder and our Chief Executive Officer.

Srinivas Akkaraju, M.D., Ph.D., 47, Srinivas Akkaraju, M.D., Ph.D. has served as a member of our board of directors since July 2013. Dr. Akkaraju previously served as a member of our board of directors from February 2011 to February 2013. Dr. Akkaraju is currently a General Partner at Sofinnova Ventures, or Sofinnova, which he joined in April 2013. Prior to joining

Sofinnova, Dr. Akkaraju was a Managing Director at New Leaf Venture Partners, or New Leaf from January 2009 to April 2013. From September 2006 to December 2008, Dr. Akkaraju served as a managing director at Panorama Capital, LLC, a private equity firm founded by the former venture capital investment team of J.P. Morgan Partners, LLC, or JPMP, a private equity division of JPMorgan Chase & Co. From April 2001 to September 2006, Dr. Akkaraju was a part of the health care investment team at JPMP, most recently as Partner. Dr. Akkaraju has served on the boards of directors of numerous public and private companies, including Synageva BioPharma Corp., Barrier Therapeutics, Inc. and EyeTech Pharmaceuticals Inc., all of which are or were publicly traded biotechnology companies, and Amarin Corporation plc, a foreign publicly traded biotechnology company, and currently serves on the boards of directors of Intercept Pharmaceuticals, Inc. and Seattle Genetics, Inc. Dr. Akkaraju holds a B.A. in Biochemistry and Computer Science from Rice University and an M.D. and Ph.D. in Immunology from Stanford University School of Medicine. We believe Dr. Akkaraju is able to make valuable contributions to our board of directors due to his experience investing in and serving as a director for companies in the biotechnology and healthcare industries.

John Varian, 55, has served as a member of our board of directors since March 2014. Mr. Varian currently serves as Chief Executive Officer of XOMA Corporation since January 2012, and previously served as Interim Chief Executive Officer of XOMA since August 2011. He has also served as a member of the board of directors of XOMA since December 2008. Mr. Varian previously served as Chief Operating Officer of ARYx Therapeutics, Inc. from December 2003 through August 2011. Beginning in May 2000, Mr. Varian was Chief Financial Officer of Genset S.A. in Paris France, where he was a key member of the team negotiating Genset’s sale to Serono S.A. in 2002. From 1998 to 2000, Mr. Varian served as Senior Vice President, Finance and Administration of Elan Pharmaceuticals, Inc., joining the company as part of its acquisition of Neurex Corporation. Prior to the acquisition, he served as Neurex Corporation’s Chief Financial Officer from 1997 until 1998. From 1991 until 1997, Mr. Varian served as the VP Finance and Chief Financial Officer of Anergen Inc. Mr. Varian was an Audit Principal / Senior Manager at Ernst & Young LLP from 1987 until 1991 where he focused on life sciences. Mr. Varian is a founding member of the Bay Area Bioscience Center and a former chairman of the Association of Bioscience Financial Officers International Conference. Mr. Varian holds a B.B.A. from Western Michigan University. We believe Mr. Varian is able to make valuable contributions to our board of directors due to his significant experience in building biopharmaceutical companies and his specific focus on financing, corporate financial management and related matters.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Akkaraju, Mr. Shepard, Mr. Greer, Mr. Jennings, Mr. Malik, Dr. Sun and Mr. Varian. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Board of Directors of the Company has an independent chair, Mr. Shepard, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function at the time of its establishment. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eleven times during the fiscal year ended December 31, 2014. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership as of April 15, 2015 and meeting information for the fiscal year ended December 31, 2014 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Dr. Jeffrey L. Cleland
Mr. Jay P. Shepard			X		X
Dr. Srinivas Akkaraju			X		X	*
Mr. R. Scott Greer(1)			X
Mr. Edmon R. Jennings	X				X
Mr. Shahzad Malik			X	*
Dr. Anthony Y. Sun	X
Mr. John Varian	X	*
Total meetings in fiscal 2014	5		6		1

*	Committee Chairperson
1)	Mr. Greer joined the Compensation Committee in February 2015.

Below is a description of each committee of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Varian, Dr. Sun and Mr. Jennings. The Audit Committee met five times during the fiscal year ended December 31, 2014. The Board has adopted a written Audit Committee charter that is available to shareholders on the Company’s website at www.versartis.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

The Board of Directors has also determined that Mr. Varian qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Varian’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Respectfully submitted,

The Audit Committee of the Board of Directors

Mr. John Varian

Dr. Anthony Y. Sun

Mr. Edmon R. Jennings

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Mr. Shepard, Dr. Akkaraju, Mr. Malik and Mr. Greer. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards. The Compensation Committee met six times during the fiscal year ended December 31, 2014. The Board has adopted a written Compensation Committee charter that is available to shareholders on the Company’s website at www.versartis.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	determining the appropriate relationship of compensation to the market to achieve corporate objectives;

•	recommending to our board of directors for determination and approval the compensation and other terms of employment of our chief executive officer and his performance in light of relevant corporate performance goals and objectives;

•	reviewing and approving the compensation and other terms of employment of our executive officers (other than our chief executive officer) and other employees, and corporate performance goals and objectives relevant to such compensation, and assessing the attainment of the prior year’s corporate goals and objectives;

•	appointing, compensating, and overseeing the work of compensation consultants, independent legal counsel or any other advisors engaged for the purpose of advising the committee after assessing the independence of such person in accordance with applicable NASDAQ rules;

•	after consulting with compensation consultants, independent legal counsel or other advisor to our compensation committee, reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and recommending to our board of directors and administering the equity incentive plans, compensation plans, and similar programs advisable for us, as well as evaluating and approving modification or termination of existing plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and discussing annually with management the executive compensation disclosure and analysis required to be disclosed by SEC rules;

•	recommending to our board of directors compensation-related proposals to be considered at our annual meeting of stockholders, including the frequency of advisory votes on executive compensation;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

•	reviewing and discussing with management any conflicts of interest raised by the work of a compensation consultant or advisor retained by our compensation committee or management and how such conflict is being addressed, and preparing any necessary disclosure in our annual proxy statement in accordance with applicable SEC rules; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as its members deem necessary or appropriate, but in no event less than annually. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO and CFO. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Compensia, Inc. as compensation consultants. Compensia, Inc. was selected by the Compensation Committee based on interviews with a number of compensation consulting firms and on Compensia’s significant experience and strong reputation in the life sciences sector. The Compensation Committee requested that Compensia, Inc.:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, periodically evaluating the performance of the Board, and developing and reviewing the Company’s corporate governance principles.

The Nominating and Corporate Governance Committee is composed of three directors: Mr. Shepard, Dr. Akkaraju and Mr. Jennings. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2014. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to shareholders on the Company’s website and www.versartis.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025 no earlier than the close of business on January 22, 2016 and no later than February 22, 2016. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to shareholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. The Company believes its responsiveness to shareholder communications to the Board has been excellent.

CODE OF ETHICS

The Company has adopted the Versartis, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on the Company’s website at www.versartis.com. If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In 2014, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s shareholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.versartis.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the annual meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2013, covering the Company’s applicable reporting periods since its inception in 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2014 and 2013, by PricewaterhouseCoopers LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2014	2013
	(in thousands)
Audit Fees(1)	$1,352	$616
Audit-related Fees	—	—
Tax Fees(2)	214	—
All Other Fees	2	—

Total Fees	$1,568	$616

1)

Fees for 2013 related to the audit of our 2013 financial statements and efforts incurred through December 31, 2013 related to our initial public offering (which was completed in March 2014); fees for 2014 related to efforts associated with the completion of our initial public offering, our follow-on public offering (which was completed in January 2015), professional services for the audit of the Company’s financial statements included in its Annual Report on Form 10-K and review of financial statements included in its quarterly reports on Form 10-Q in fiscal year 2014.
2)	Includes fees for tax compliance and tax planning, including fees for global tax strategy planning.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth information concerning our executive officers, including their ages as of April 15, 2015. Biographical information for our Chief Executive Officer and director, Jeffrey Cleland, is included above with the director biographies under the caption “Directors Continuing in Office Until the 2017 Annual Meeting”

Name	Age	Position(s)
Jeffrey L. Cleland	50	President, Chief Executive Officer, Co-founder and Director
Joshua T. Brumm	37	Chief Financial Officer
Paul Westberg	47	Senior Vice President, Corporate Development
Shane M. Ward	40	Senior Vice President, Legal and Compliance

Joshua T. Brumm has served as our Chief Financial Officer since November 2013. Prior to joining us, Mr. Brumm served as Executive Vice President of Finance at Pharmacylics, Inc., a biopharmaceutical company focused on developing and commercializing innovative small- molecule drugs for the treatment of cancer and immune mediated diseases, from August 2012 to August 2013. Prior to joining Pharmacylics, Mr. Brumm served in various roles at ZELTIQ Aesthetics, Inc., a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, from December 2009 to August 2012, including Senior Vice President and Chief Financial Officer, Vice President of Corporate Development and Investor Relations, Senior Managing Director of International Sales and Director of Corporate Development and Strategy. Mr. Brumm also served as Director of Finance at Proteolix, Inc., a biotechnology company dedicated to discovering, developing and commercializing novel therapeutics that target protein degradation pathways for cancer and autoimmune diseases, from March 2009 until it was acquired by Onyx Pharmaceuticals in December 2009. Prior to joining Proteolix, Mr. Brumm held the position of Investment Banking Associate as a member of the West Coast Healthcare Team at Citigroup Global Markets, Inc. from June 2007 to March 2009. Mr. Brumm also founded Nu-Ag Distributing, LLC, an agricultural sales and consulting company, and served as Nu-Ag Distributing’s Chief Executive Officer until its sale in June of 2007. Mr. Brumm holds a B.A. in Business Administration from the University of Notre Dame.

Paul Westberg has served as our Senior Vice President, Corporate Development since March 2010. Prior to joining us, Mr. Westberg served as Vice President of Business Development at Bayhill Therapeutics Inc., a clinical-stage biotechnology company developing innovative therapies for autoimmune diseases, from November 2006 to March 2010. Prior to Bayhill Therapeutics, Mr. Westberg served in positions of increasing responsibility at Novacea, most recently as Vice President of Business Development. Prior to Novacea, Mr. Westberg served as Director of Business Development at Deltagen Inc., a provider of drug discovery tools and services to the biopharmaceutical industry and the academic research community, and at Collabra Pharma, Inc., a developer of pharmaceutical products, and as Manager of Financial Planning and Analysis at Aviron, a developer of a novel influenza treatment that was acquired by MedImmune in 2002. Mr. Westberg previously held finance positions of increasing responsibility at Genentech. Mr. Westberg holds a B.A. in Applied Mathematics from the University of California, San Diego, and an M.B.A. from the University of California, Berkeley—Haas School of Business.

Shane M. Ward has served as our Senior Vice President, Legal and Compliance since April 2015. Prior to joining us, Mr. Ward served as Vice President, Compliance and Associate General Counsel at Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company using toll-like receptor biology to discover and develop novel vaccines and immunotherapeutics, from November 2012 to March 2015. Prior to Dynavax, Mr. Ward served in roles of increasing responsibility at Human Genome Sciences, Inc., a biopharmaceutical company using the human DNA sequence to develop and commercialize protein and antibody drugs, from February 2010 to November 2012, following its acquisition by GlaxoSmithkline, most recently as Associate General Counsel, Regulatory Compliance. Previously, Mr. Ward was a senior attorney with pharmaceutical companies Gilead Sciences, Inc. from 2006 to 2010 and Abbott Laboratories from 2003 to 2006. Mr. Ward began his legal career in the FDA Practice Group of international law firm Sidley Austin, LLP and, before earning his law degree, he served as a regulatory affairs professional with Intracel Corp., a biotechnology company focused on developing personalized cancer vaccines and Quintiles Inc., a contract research organization. Mr. Ward holds a B.A. in English Language and Literature from the University of Virginia and a J.D. from the Georgetown University Law Center.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2015 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
FMR LLC(2)	3,629,221	12.4%
Baker Bros. Advisors, LP(3)	2,977,396	10.2%
Entities affiliated with Index Ventures(4)	2,395,060	8.2%
Entities affiliated with Advent Life Sciences(5)	2,271,558	7.8%
Sofinnova Venture Partners VIII, L.P.(6)	2,146,978	7.3%
Aisling Capital III, LP(7)	2,279,568	7.8%
New Leaf Ventures II, L.P.(8)	2,039,223	7.0%
Jeffrey Cleland(9)	477,243	1.6%
Joshua Brumm(10)	92,294	*
Paul Westberg(11)	89,286	*
Srinivas Akkaraju(6)	2,157,186	7.4%
R. Scott Greer	10,500	*
Edmon Jennings(12)	19,377	*
Shahzad Malik(5)	2,281,766	7.8%
Anthony Sun(7)	2,289,776	7.8%
Jay Shepard(12)	60,951	*
John Varian	10,208	*
All executive officers and directors as a group (10 persons)(13)	7,488,547	25.0%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)	This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned Applicable percentages are based on 29,257,836 shares outstanding on March 31, 2015, adjusted as required by rules promulgated by the SEC.
(2)

Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)	Consists of 2,703,963 shares of common stock directly held by Baker Brothers Life Sciences, L.P. (“BBLS”) and 273,433 shares of common stock directly held by 667, L.P. (“667”) Baker Bros. Advisors LP is the investment adviser to BBLS and 667 and has voting and investment power over the shares directly held by BBLS and 667. Julian C. Baker and Felix J. Baker are the managing partners of Baker Bros. Advisors LP and may be deemed to be beneficial owners of securities of the Issuer directly held by BBLS and 667, and may be deemed to have the power to vote or direct the vote of and the power to dispose or direct the disposition of such securities. Baker Bros. Advisors LP, Julian C. Baker and Felix J. Baker disclaim beneficial ownership of the securities held directly by BBLS and 667 except to the extent of their pecuniary interest therein. The address for Baker Bros. Advisors LP is 667 Madison Ave., 21st Floor, New York, NY 10065.
(4)	Includes 2,169,931 shares held by Index Ventures IV (Jersey), L.P. (“Index Ventures IV”), 205,968 shares held by Index Ventures IV Parallel Entrepreneur Fund (Jersey), L.P. (“Entrepreneur Fund”) and 19,161 shares held by Yucca (Jersey) SLP (“Yucca”). Index Venture Associates IV Limited, is the general partner of the Index Ventures IV and Entrepreneur Fund. Paul Willing, Sinéad Meehan, David Hall, Bernard Dallé and Phil Balderson are directors of Index Venture Associates IV Limited. Messrs. Willing, Hall, Dallé, Balderson and Ms. Meehan share voting and dispositive power with respect to the shares held by the Index Ventures IV limited partnerships. The corporate general partner of Yucca is Yucca Associates Limited. Messrs. Nigel T. Greenwood and Ian J. Henderson are directors of Yucca Associates Limited and share voting and dispositive power with respect to the shares held by Yucca. The address of the Index Ventures IV, Entrepreneur Fund and Yucca is Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.
(5)	Includes shares held by Advent Life Sciences Fund I LP (“Advent Fund”) and by Advent Life Sciences LLP (“Advent Life Sciences”). Advent Life Sciences is the manager of Advent Fund. Mr. Malik, a member of our board of directors, is a partner of Advent Life Sciences. The address for each of these entities is 158-160 North Gower Street, London, NW1 2ND England.
(6)

The shares are owned directly by Sofinnova Venture Partners VIII, L.P. (“SVP VIII”). Sofinnova Management VIII, L.L.C. (“SM VIII”) is the general partner of SVP VIII. Each of Srinivas Akkaraju (a member of our board of directors), Anand Mehra, Michael Powell and James I. Healy is a managing member of SM VIII and may, along with SM VIII, be deemed to have shared voting and dispositive power over the shares owned by SVP VIII. Each of the managing members of SM VIII disclaims beneficial ownership except to the extent of their pecuniary interest therein. The address for these entities is 2800 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(7)	The shares are held directly by Aisling Capital III, L.P. (“Aisling”). Aisling Capital Partners III, L.P. (“Aisling GP”) is the general partner of Aisling. Investment and voting decisions are made by an investment committee of Aisling GP, which currently consists of five members, including Dr. Sun. The investment committee shares voting and dispositive power over the shares held directly by Aisling. Dr. Sun disclaims beneficial ownership of the shares except to the extent of his indirect economic interests in Aisling and in connection with his role on the investment committee. The address for these entities is 888 Seventh Ave., 30th Floor, New York, NY 10106.
(8)	Represents shares directly beneficially owned by New Leaf Ventures II, L.P. (“NLV-II”). New Leaf Venture Associates II, L.P. (“NLVA-II LP”) is the general partner of NLV-II and New Leaf Venture Management II, L.L.C. (“NLVM-II LLC”) is the general partner of NLVA-II LP. Philippe O. Chambon, Jeani Delagardelle, Ronald M. Hunt, Vijay K. Lathi, James Niedel and Liam Ratcliffe are individual managers of NLVM-II LLC (the “Individual Managers”). NLVA-II LP and NLVM-II LLC disclaim beneficial ownership of such shares, except to the extent of their pecuniary interest therein. As one of six individual managers, each of the Individual Managers disclaims beneficial ownership over the shares, and in all events disclaims pecuniary interest except to the extent of his economic interest. The address for this stockholder is Times Square Tower, 7 Times Square, Suite 3502, New York, NY 10036.
(9)	Includes 419,855 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.
(10)	Includes 91,104 shares issuable pursuant to stock options exercisable with 60 days of March 31, 2015.
(11)	Includes 88,096 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.
(12)	Represents shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.
(13)	Consists of (i) 6,768,372 shares held by the current directors and executive officers and (ii) 720,175 shares issuable pursuant to stock options exercisable within 60 days of March 31, 2015.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31 2014 and 2013, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2014, or the Named Executive Officers.

SUMMARY COMPENSATION TABLE FOR FISCAL 2014

Name and Principal Position	Year	Salary	Option Awards and Restricted Stock Units(1)	Non-Equity Incentive Plan Compensation(2)	Total
Jeffrey L. Cleland, Ph.D.	2014	$410,000	$8,242,198	$200,000	$8,852,198
Chief Executive Officer and Co-founder	2013	$310,000	$43,602	$62,000	$415,602

Joshua T. Brumm(3)	2014	$305,000	$2,933,301	$150,000	$3,388,301
Chief Financial Officer	2013	$37,841	$10,163	$39,000	$87,004

Paul Westburg	2014	$270,000	$2,102,879	$150,000	$2,522,87
Senior Vice President, Corporate Development	2013	$250,000	$9,934	$50,000	$309,934

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award and restricted stock unit granted during the fiscal year ended December 31, 2014, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 2 and Note 10 to our financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
(2)	Includes discretionary bonuses for extraordinary performance in 2014 as awarded by the compensation committee of the board of directors.
(3)	Mr. Brumm’s employment with Versartis began in November 2013.

NARRATIVE TO SUMMARY COMPENSATION TABLE

Employment Offer Letters

We have entered into employment offer letters with each of our Named Executive Officers. The offer letters provide for “at will” employment and set forth the terms and conditions of employment, including annual base salary, target bonus opportunity, equity compensation, severance benefits and eligibility to participate in our employee benefit plans and programs. Our named executive officers were each required to execute our standard proprietary information and inventions agreement. The material terms of these offer letters are summarized below. These summaries are qualified in their entirety by reference to the actual text of the offer letters, which are filed as exhibits to the registration statement of which this prospectus is a part.

Jeffrey L. Cleland, Ph.D.

We entered into an amended employment offer letter with Dr. Cleland, our Chief Executive Officer, on December 20, 2010, which supersedes offer letters we entered into with him on

April 3, 2009 and May 12, 2009. Effective July 1, 2014, Dr. Cleland receives an annual base salary of $460,000, with an annual target bonus of 50% of that base salary, based upon the achievement of performance criteria established by our board of directors.

In connection with his employment, on May 13, 2009, Dr. Cleland was granted an option to purchase 106,280 shares of our common stock under our 2009 Stock Plan, or our 2009 Plan. The option was granted with a per share exercise price equal to the fair market value of our common stock on the grant date and was immediately exercisable. Dr. Cleland exercised his option on May 14, 2009, subject to our right of repurchase, which lapsed in full on January 11, 2013. The shares were also subject to transfer restrictions, which restrictions terminated upon consummation of the Company’s secondary offering in January 2015.

In addition, Dr. Cleland’s 2010 offer letter provides that upon a qualifying termination of employment, he will be entitled to certain severance payments and benefits, which are described below under “—Potential payments and benefits upon termination or change in control.”

Joshua T. Brumm

We entered into an employment offer letter with Mr. Brumm on November 8, 2013, pursuant to which he serves as our Chief Financial Officer. Effective July 1, 2014, Mr. Brumm receives an annual base salary of $340,000, with an annual target bonus of 40% of that base salary, based upon the achievement of performance criteria established by our chief executive officer and approved by our board of directors. Mr. Brumm received a $30,000 signing bonus, which is subject to repayment if he voluntarily resigns or is terminated by us for cause before the first anniversary of his start date.

In connection with his employment, on December 5, 2013, Mr. Brumm was granted an option to purchase 152,108 shares of our common stock under our 2009 Plan, with a per share exercise price equal to the fair market value of our common stock on the date of grant. The option will vest over four years, with 25% of the shares subject to the option vesting on the first anniversary of his start date, and the remaining 75% of the shares subject to the option vesting in 36 substantially equal monthly installments thereafter, subject to his continuous service with us on each applicable vesting date.

In addition, Mr. Brumm’s offer letter provides that upon a qualifying termination of employment, he will be entitled to certain severance payments and benefits, which are described below under “—Potential payments and benefits upon termination or change in control.”

Paul Westberg

We entered into an employment offer letter with Mr. Westberg, who currently serves as our Senior Vice President, Corporate Development, on February 10, 2011, which supersedes the offer letter we entered into with him on February 26, 2010. Effective July 1, 2014, Mr. Westberg receives an annual base salary of $280,000, with an annual target bonus of 35% of that base salary, based upon the achievement of personal and corporate milestones approved by our board of directors.

In connection with his employment, Mr. Westberg was granted an option to purchase 17,217 shares of our common stock under our 2009 Plan, with a vesting commencement date of March 29, 2010. The option was granted with a per share exercise price equal to the fair market value of our common stock on the grant date and was immediately exercisable. The option is divided into three separate tranches of 12,130, 2,739 and 2,348 shares, respectively. The first tranche is subject to a four-year vesting schedule, with 25% of the shares subject to the first tranche vesting on the first anniversary of the vesting commencement date and the remaining 75% of the shares subject to the first tranche vesting in 36 equal monthly installments thereafter. The second and third tranches are subject to a performance-based and time-based vesting schedule, under which the shares subject to the second and third tranches will be subject to a four-year vesting schedule, but only upon the attainment of specified performance milestones and conditions in 2010 and 2011. Since the performance milestones and conditions were achieved in 2010 and 2011, the shares subject to the second and third tranches are subject to the same vesting schedule as the first tranche. If Mr. Westberg’s employment is terminated by us without cause (as defined in his offer letter) following a change in control (which generally is defined as the consummation of a merger or consolidation of the company with or into another entity or the dissolution, liquidation or winding up of the company), he will be credited with an additional 12 months of service for purposes of vesting in the option. The shares were also subject to transfer restrictions that terminated upon consummation of the Company’s secondary offering in January 2015.

In addition, Mr. Westberg’s offer letter provides that upon a qualifying termination of employment, he will be entitled to certain severance payments and benefits, which are described below under “—Potential payments and benefits upon termination or change in control.”

Employee benefit plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We maintain a 401(k) plan for the benefit of our eligible employees, including our named executive officers, as discussed in the section below entitled “—401(k) Plan.”

401(k) plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under our 401(k) plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Internal Revenue Code of 1986, as amended, or the Code. Employees’ pre-tax contributions are allocated to each participant’s individual account. Participants are immediately and fully vested in their contributions. We do not currently provide an employer match on employee contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

Pension benefits

We do not maintain any pension benefit plans.

Nonqualified deferred compensation

We do not maintain any nonqualified deferred compensation plans.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END.

The following table shows for the fiscal year ended December 31, 2014, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT December 31, 2014

	Number of Securities Underlying Unexercised Options(1)(2)
Name	Grant Date		Exercisable	Unexercisable	Option Exercise price	Option Expiration Date
Jeffrey L. Cleland, Ph.D.	3/30/2011		120,333	8,023	$1.27	3/29/2021
	5/1/2012		52,625	28,859	$1.38	4/30/2022
	1/23/2013		47,112	51,211	$1.61	1/22/2023
	7/15/2013		34,219	62,399	$1.61	7/14/2023
	12/5/2013		29,549	88,639	$2.53	12/4/2023
	2/19/2014		—	179,710	$8.17	2/18/2024
	4/15/2014	(3)	—	10,000	—	—
	6/11/2014	(3)	—	30,000	—	—
	6/11/2014		12,500	87,500	$31.96	6/10/2024
	12/26/2014	(3)	—	32,160	—	—
	12/26/2014		—	75,041	$22.24	12/25/2024

Joshua T. Brumm	12/5/2013		45,370	123,435	$2.53	12/4/2023
	12/31/2013		1,087	3,260	$3.34	12/30/2023
	2/19/2014		—	53,569	$8.17	2/18/2024
	4/15/2014	(3)	—	10,000	—	—
	6/11/2014	(3)	—	15,000	—	—
	6/11/2014		4,000	28,000	$31.96	6/10/2024
	12/26/2014	(3)	—	10,445	—	—
	12/26/2014		—	24,373	$22.24	12/25/2024

Paul Westberg	3/30/2011		22,964	1,531	$1.27	3/29/2021
	3/30/2011		6,141	1,076	$1.27	3/29/2021
	5/1/2012		13,892	7,619	$1.38	4/30/2022
	1/23/2013		11,629	12,641	$1.61	1/22/2023
	7/15/2013		7,224	13,173	$1.61	1/14/2023
	12/5/2013		4,575	13,721	$2.53	12/4/2023
	2/19/2014		—	51,247	$8.17	2/18/2024
	4/15/2014	(3)	—	10,000	—	—
	6/11/2014	(3)	—	7,500	—	—
	6/11/2014		3,125	21,875	$31.96	6/10/2024
	12/26/2014	(3)	—	3,797	—	—
	12/26/2014		—	8,860	$22.24	12/25/2024

(1)	The options listed are fully vested or are subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such options. Vesting of all options is subject to continued service on the applicable vesting date.
(2)	The shares subject to the stock option vest over a four-year period as follows: 25% of the shares underlying the options vest on the one-year anniversary of the vesting commencement date and thereafter 1/48th of the shares vest each month, subject to the continued service with us through each vesting date.
(3)	The shares subject to these restricted stock units vest according to the following schedules; for the awards dated April 15, 2014, one-third of the shares subject to the award vest on each of the first, second and third anniversaries of the grant date, for the awards dated June 11 and December 26, 2014, one-fourth of the shares subject to the award vest on each of the first, second, third and fourth anniversaries of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table shows for the fiscal year ended December 31, 2014, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

OPTION EXERCISES IN FISCAL 2014

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Jeffrey L. Cleland, Ph.D.	—	—
Joshua Brumm	—	—
Paul Westberg	10,000	172,577

(1)	The value realized on exercise is equal to the difference between the fair market value of Versartis’s common stock at exercise and the option’s exercise price, multiplied by the number of shares for which the option was exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance benefits other than in connection with a change in control

Dr. Cleland

Dr. Cleland’s offer letter provides that if we terminate his employment for any reason other than cause or permanent disability, or a qualifying termination, if Dr. Cleland (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us, (ii) returns all of our property in his possession and (iii) resigns as a member of the Board, he will be entitled to six months of salary continuation payments and if he timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums (at the same rate that we pay for active employees) for up to six months following the date he terminates employment with us. In addition, in the event of a qualifying termination, the option granted to him under his offer letter will remain exercisable for one year following the date he terminates service with us.

Mr. Brumm

Mr. Brumm’s offer letter provides that in the event of a qualifying termination, if he (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us and (ii) returns all of our property in his possession, he will be entitled to six months of salary continuation payments and if he timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums (at the same rate that we pay for active employees) for up to six months following the date he terminates employment with us. In addition, in the event of a qualifying termination, the option granted to him under his offer letter will be credited with six months of service for purposes of vesting and the vested portion of such option will remain exercisable for one year following the date he terminates service with us.

Mr. Westberg

Mr. Westberg’s offer letter provides that in the event of a qualifying termination, if he (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us and (ii) returns all of our property in his possession, he will be entitled to six months of salary continuation payments and if he timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums (at the same rate that we pay for active employees) for up to six months following the date he terminates service with us.

For purposes of each of the offer letters with our named executive officers, “cause” generally means (i) the unauthorized use or disclosure of our confidential information or trade secrets, (ii) a material breach of any agreement with us, (iii) a material failure to comply with our written policies or rules, (iv) the conviction of or plea of guilty or no contest to a felony, (v) gross negligence or willful misconduct, (vi) the continued failure to perform assigned duties, or (vii) the failure to cooperate in good faith with a governmental or internal investigation of us or our directors, officers or employees, upon our request.

For purposes of each of the offer letters with our named executive officers, “permanent disability” means the inability to perform the essential functions of the named executive officer’s position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

Change in control

Change in control severance benefit plan

We have adopted a change in control severance benefit plan, or the severance plan. The severance plan provides certain of our employees, including each of our named executive officers, with severance payments and benefits upon certain qualifying terminations of employment within a one-year period following the closing of a change in control, as defined in the severance plan. The summary below is qualified by reference to the actual text of the severance plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the severance plan, in the event of an involuntary termination without cause (and not due to death or disability) or if a participant resigns for good reason, if the participant in the severance plan (i) executes and does not revoke a release of claims within 60 days following the date he terminates employment with us and (ii) returns all of our property in his possession, he will be entitled to cash severance equal to the sum of his or her monthly base salary and monthly annual bonus target, multiplied by a severance multiplier, which is 15 in the case of Dr. Cleland, and 12 in the cases of Mr. Brumm and Mr. Westberg. In addition, following a qualifying termination, if a participant timely elects to continue his health insurance coverage under COBRA, we will pay a portion of his monthly COBRA premiums for up to 15 months in the case of Dr. Cleland, and 12 months in the cases of Mr. Brumm and Mr. Westberg, following the date of termination.

All stock awards which are vested and exercisable as of the date of a qualifying termination under the severance plan (including by virtue of the provisions of the applicable equity plan) will remain outstanding and exercisable until the earliest to occur of (i) the last day of the applicable severance period, which is 15 months in the case of Dr. Cleland, and 12 months in the cases of Mr. Brumm and Mr. Westberg and (i) the expiration of the original term of such stock awards.

If one of our named executive officers is entitled to severance benefits under the severance plan by virtue of a qualifying termination of employment within 12 months following a change in control, he would not be entitled to severance benefits under the terms of his offer letter.

In addition, the severance plan provides that, except as otherwise expressly provided in an agreement between us and a participant, if any payment or benefit a participant would receive in connection with a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and such payment or benefit would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such payment or benefit will be equal to either (1) the largest portion of the change in control payment that would result in no portion of the payment or benefit being subject to the excise tax, or (2) the largest portion, up to and including the total payment or benefit, whichever amount, after taking into account all applicable taxes, including the excise tax (all computed at the highest applicable marginal rate), would result in the participant’s receipt, on an after-tax basis, of the greatest economic benefit to the participant, notwithstanding that all or some portion of the payment or benefit may be subject to the excise tax. If a reduction is so required, the reduction will occur in the order specified in the severance plan.

Treatment of options under our 2009 Stock Plan

Our 2009 Plan, provides that outstanding options will be treated as follows in the event of a change in control, subject to any other limitations proposed by the administrator of the 2009 Plan:

•	Immediately prior to the consummation of a change in control, outstanding repurchase rights held by us related to any outstanding options will terminate;

•	To the extent that outstanding options are not assumed or otherwise continued in connection with a change in control, the shares subject to each outstanding option will vest in full immediately prior to the closing of the change in control and the option will terminate immediately following the change in control; or

•	If outstanding options are assumed or otherwise continued in connection with a change in control, in the event of an involuntary termination of employment (as defined in the 2009 Plan) within 12 months following the closing of the change in control, the shares subject to such assumed or continued options will vest in full on the date of termination.

•	In addition, our form of option agreement under the 2009 Plan provides that if options are assumed or otherwise continued in connection with a change in control transaction, the options subject to such agreements will become fully exercisable.

For purposes of the 2009 Plan, a change in control generally means (i) a merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of our outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction, (ii) a sale, transfer or other disposition of all or substantially all of our assets, or (iii) any person becomes the “beneficial owner”, directly or indirectly, of securities representing 50% or more of the total voting power of our then outstanding securities.

For purposes of the 2009 Plan, an involuntary termination generally means, during the 12 months following the closing of a change in control, either (1) a termination of service other than for misconduct (as defined in the 2009 Plan) or (2) a voluntary resignation following: a material diminution in the optionee’s base compensation; a material diminution in the optionee’s authority, duties, position or responsibilities; a material diminution in the authority, duties, position or responsibilities of the optionee’s supervisor (including a requirement that an optionee report to a corporate officer or employee instead of directly to our board of directors); a material diminution in the budget over which the optionee retains authority; a relocation of the optionee’s principal place of work to a location more than 50 miles away from the principal place of work prior to a change in control; or any other act or omission that constitutes a material breach by us of the 2009 Plan.

Treatment of stock awards under our 2014 Equity Incentive Plan

Our 2014 Plan, provides that in the event of certain corporate transactions, as defined in the 2014 Plan, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by our board of directors at the time of grant of a stock award:

•	The surviving or acquiring corporation (or its parent) may assume, continue or substitute similar stock awards for outstanding stock awards under the 2014 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent); provided, that if any such stock awards are so assumed, continued or substituted, if a participant incurs an involuntary termination on or following the date of such corporate transaction, any unvested shares subject to such assumed, continued or substituted stock awards will vest in full as of the date of such termination;

•	To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction will be accelerated in full to a date prior to the effective time of such corporate transaction, and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, and any reacquisition or repurchase rights held by us will lapse, contingent upon the effectiveness of such corporate transaction;

•	To the extent that outstanding stock awards are not so assumed, continued or substituted, the vesting and, if applicable, exercisability of any such stock awards held by participants whose continuous service has terminated prior to the effective time of the corporate transaction will not be accelerated and all unvested stock awards held by such participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, but any reacquisition or repurchase rights held by us may continue to be exercised notwithstanding such corporate transaction; or

•	To the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, our board of directors may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by our board of directors, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as defined in the 2014 Plan, as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

For purposes of the 2014 Plan, an involuntary termination generally means, during the 12 months following the closing of a corporate transaction or change in control, either (1) a termination of service other than for cause (as defined in the 2014 Plan) or (2) a voluntary resignation following: a material diminution in the participant’s base salary; a material diminution in the participant’s authority, duties, position or responsibilities; a material diminution in the authority, duties, position or responsibilities of the participant’s supervisor (including a requirement that a participant report to a corporate officer or employee instead of directly to our board of directors); a material diminution in the budget over which the participant retains authority; a relocation of the participant’s principal place of work to a location more than 50 miles away from the principal place of work prior to the consummation of a corporate transaction or a change in control; or any other act or omission that constitutes a material breach by us of the 2014 Plan.

DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2014 certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL 2014

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Mr. Jay P. Shepard	56,700	723,489	—	780,189
Mr. Edmon R. Jennings	29,048	516,159	—	545,207
Dr. Srinivas Akkaraju, M.D., Ph.D.	33,750	516,159	—	549,909
Mr. R. Scott Greer	2,916	471,807	—	474,723
Shahzad Malik	37,500	516,159	—	553,659
Dr. Anthony Y. Sun, M.D.	26,250	516,159	—	542,409
Mr. John Varian	37,500	516,159	—	553,659

(1)	The amounts in this column reflect the aggregate grant date fair value of each option award granted during the fiscal year, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 2 and Note 10 to our financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The table below lists the aggregate number of shares and additional information with respect to the outstanding option awards held by each of our non-employee directors.

Name	Number of Shares Subject to Outstanding Options as of December 31, 2014
Mr. Jay P. Shepard	177,435
Mr. Edmon R. Jennings	46,356
Dr. Srinivas Akkaraju, M.D., Ph.D.	35,000
Mr. R. Scott Greer	35,000
Shahzad Malik	35,000
Dr. Anthony Y. Sun, M.D.	35,000
Mr. John Varian	35,000

(2)	Mr. Greer joined our board of directors in December 2014.
(3)	Mr. Varian joined our board of directors in March 2014.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2014, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant shareholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

The following is a summary of transactions since January 1, 2014 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.

Sales of Preferred Stock

In February 2014, the Company sold an aggregate of 48,758,857 shares of our Series E convertible preferred stock at a purchase price of $1.128 per share for an aggregate purchase price of approximately $55.0 million, of which 34,121,608 were sold to holders of more than 5% of our capital stock, including one group of affiliated holders that became a 5% stockholder pursuant to the transaction. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on the basis of 11.5 shares to one. In February 2014, pursuant to the Series D Securities Purchase Agreement entered into in October 2013, we sold an aggregate of 13,168,291 shares of our Series D-2 convertible preferred stock at a purchase price of $0.7594 per share for an aggregate purchase price of approximately $10.0 million, of which 13,135,370 were sold to holders of more than 5% of our capital stock. Following our reverse stock split that became effective on March 6, 2014, these shares are convertible into common stock on the basis of 11.5 shares to one.

Investor rights agreement

We are party to an investor rights agreement that provides holders of common stock issued upon conversion of our convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Voting agreement

Prior to our initial public offering in March 2014, we were party to a voting agreement under which certain holders of our capital stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, agreed to vote in a certain way on certain matters, including with respect to the election of directors. The voting agreement terminated upon the closing of our initial public offering, and none of our stockholders have any special rights regarding the election or designation of members of our board of directors.

Indemnification agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, we have entered and expect to continue to enter into agreements to indemnify our directors and executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Versartis shareholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Versartis. Direct your written request to Versartis, Inc., Kevin Haas, Corporate Controller, 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025 or contact Kevin Haas at (650) 963-8595. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Kenneth L. Guernsey
Kenneth L. Guernsey Secretary

April 20, 2015

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Versartis, Inc., 4200 Bohannon Drive, Suite 250, Menlo Park, California 94025.

VERSARTIS, INC.
4200 BOHANNON DRIVE
SUITE 250
MENLO PARK, CA 94025
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
The Board of Directors recommends you vote
FOR the following:
1. Election of Directors Nominees
01 Edmon R. Jennings 02 R. Scott Greer
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following proposal:
2. Ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for fiscal year ending December 31, 2015.
For Against Abstain
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
0000246576_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
VERSARTIS, INC.
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21,
2015
The undersigned hereby appoints Kenneth L. Guernsey and Joshua T. Brumm, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Versartis, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 21, 2015 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Continued and to be signed on reverse side
0000246576_2 R1.0.0.51160